Exhibit 5.1

December 8, 2023

Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, North Carolina 27560

Ladies and Gentlemen:

We have acted as special counsel to Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder for the registration of an aggregate of (i) 662,321 shares of common stock, no par value per share (“Common Stock”), of the Company issued under the Charles & Colvard, Ltd. 2018 Equity Incentive Plan (the “Plan”), and (ii) 588,439 shares (together with the 662,321 shares, the “Shares”) of Common Stock carried forward from the Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended (the “2008 Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Restated Articles of Incorporation, as amended, (iii) the Company’s Amended and Restated Bylaws, (iv) the Company’s stock ledger; (v) corporate actions of the Company’s Board of Directors relating to the issuance of the Shares and the Registration Statement and (vi) the Plan, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (i) through (vi) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

K&L Gates LLP

301 HILLSBOROUGH STREET, SUITE 1200 RALEIGH NC 27609

T +1 919 743 7336 F +1 919 743 7358 klgates.com

Charles & Colvard, Ltd.

December 8, 2023

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance or delivery of a Share under the Plan; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Company’s Board of Directors will adopt a resolution providing that all shares of common stock shall be uncertificated in accordance with Section 55-6-26 of the North Carolina Business Corporation Act (the “NCBCA”) prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share in the amount required by the Plan (or the applicable award agreement thereunder) and in the amount required by the Authorizing Resolutions; and (f) prior to the issuance or delivery of any Shares under the Plan, the Company’s Board of Directors will duly authorize each award granted under the Plan, pursuant to an award agreement and in accordance with the NCBCA and the Plan (the “Authorizing Resolutions”) and such Authorizing Resolutions will not have been revoked.

Our opinion set forth below is limited to the NCBCA and reported judicial decisions interpreting the NCBCA.

Based on and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plan and, when, and if, issued pursuant to the terms of the Plan, the Authorizing Resolutions and the applicable award agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP